Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Edelbrock Corporation 401(k) Plan of our report dated September 19, 2002 with respect to the financial statements and schedule of Edelbrock Corporation 401(k) Plan included in this Annual Report on Form 11-K for the year ended June 30, 2002.

AHLSTROM & BAKER

Los Alamitos, California

September 19, 2002